Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net Income of $633 thousand for the first fiscal quarter of 2011

•	Earnings per share for the first fiscal quarter of 2011 increased by 10.7% over the same period last year

•	Total assets increased $7.34 million, or an annualized 11.1%, during the three months ended September 30, 2010

Minerva, Ohio—October 26, 2010 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported first fiscal quarter 2011 earnings per share of $0.31 compared to $0.27 for the previous quarter ended June 30, 2010 and compared to $0.28 for the same period ended September 30, 2009. Net income for the first fiscal quarter of 2011 was $633 thousand, an increase of $85 thousand, or 15.5%, from the previous quarter ended June 30, 2010 and a $68 thousand, or 12.0%, increase from the same period last year.

Net interest income for the first fiscal quarter of 2011 increased by $266 thousand from the same period last year, with interest income increasing by $70 thousand and interest expense decreasing by $196 thousand. The net interest margin was 4.31% for the quarter ended September 30, 2010 compared to 4.32% for the previous quarter ended June 30, 2010 and 4.18% for the same year ago period. The Corporation’s yield on average interest-earning assets declined to 5.19% for the three months ended September 30, 2010 from 5.42% for the same period last year. The Corporation’s cost of funds decreased to 1.12% for the three months ended September 30, 2010 from 1.60% for the same period last year.

Other income, excluding net securities gains, was $589 thousand for the first fiscal quarter of 2011 compared with $639 thousand for the quarter ended September 30, 2009. Other expenses increased $127 thousand, or 5.7%, for the first fiscal quarter of 2011 from the same period last year.

Ralph J. Lober, President and Chief Executive Officer, stated, “Significant increases from the previous year in both loan and deposit balances of 7.6% and 8.3%, respectively, have fueled the balance sheet growth and an 11% increase in net interest income from the same period last year. While achieving consistent results throughout the economic downturn and painfully slow recovery, we have continued to invest in our sales staff, facilities and technology. These investments will help us serve our customers as we continue to increase market share throughout our geographic footprint.”

Assets at September 30, 2010 totaled $270.73 million, an increase of $7.34 million from June 30, 2010. From June 30, 2010, total securities increased by $7.25 million and deposits increased $4.31 million.

Non-performing assets were $2.83 million at September 30, 2010, compared with $2.37 million at June 30, 2010 and $2.59 million at September 30, 2009.

The allowance for loan losses as a percent of total loans at September 30, 2010 was 1.35% up from 1.29% at September 30, 2009. “We continue to closely monitor our loan and investment portfolio and believe that, based on recent information, the allowance for loan losses is sufficient to meet probable incurred losses,” commented Lober.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern, Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions, including employment and real estate markets, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, changes in levels of market interest rates which could reduce anticipated or actual margins, the nature, extent and timing of governmental actions and reforms, credit risks of lending activities, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

(Dollars in thousands, except per share data)

	Three Month Period Ended
Consolidated Statements of Income	September 30, 2010	September 30, 2009
Total interest income	$3,240	$3,170
Total interest expense	547	743

Net interest income	2,693	2,427
Provision for loan losses	102	202
Other income	606	750
Other expenses	2,364	2,237

Income before income taxes	833	738
Income tax expense	200	173

Net income	$633	$565

Basic earnings per share	$0.31	$0.28

Consolidated Statements of Financial Condition	September 30, 2010	June 30, 2010	September 30, 2009
Assets
Cash and cash equivalents	$12,635	$13,806	$14,134
Certificates of deposit in other financial institutions	1,960	980	2,111
Securities, available-for-sale	71,508	64,262	63,590
Federal bank and other restricted stocks, at cost	1,186	1,186	1,186
Total loans	174,517	174,283	162,118
Less: allowance for loan losses	2,357	2,276	2,095

Net loans	172,160	172,007	160,023
Other assets	11,281	11,152	10,239

Total assets	$270,730	$263,393	$251,283

Liabilities and Shareholders’ Equity
Deposits	$220,625	$216,314	$203,698
Other interest-bearing liabilities	23,607	21,383	22,452
Other liabilities	2,149	1,980	2,159

Total liabilities	246,381	239,677	228,309
Shareholders’ equity	24,349	23,716	22,974

Total liabilities and shareholders’ equity	$270,730	$263,393	$251,283

	At or For the Three Month Period Ended
	September 30, 2010	June 30, 2010	September 30, 2009
Performance Ratios:
Return on Average Assets (Annualized)	0.93%	0.84%	0.89%
Return on Average Equity (Annualized)	10.38	9.41	10.22
Average Equity to Average Assets	9.00	8.90	8.73
Net Interest Margin (Fully Tax Equivalent)	4.31	4.32	4.18

Market Data:
Book Value to Common Share	$11.93	$11.64	$11.31
Dividends Paid per Common Share (QTD)	0.10	0.10	0.10
Period End Common Shares	2,040,876	2,037,887	2,030,981

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.05%	0.20%	0.24%
Non-performing Assets to Total Assets	1.05	0.90	1.03
ALLL to Total Loans	1.35	1.31	1.29